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                                                                    Exhibit 5.1



                   [Letterhead of Modlin Haftel & Nathan LLP]






                                                     July 10, 2002


BrandPartners Group, Inc.
777 Third Avenue
New York, NY 10017


                      Re: BrandPartners Group, Inc.
                          Registration Statement on Form S-3
                          File No. 333-86510
                          ----------------------------------

Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-3 dated April 18, 2002, as amended by letter dated April 24, 2002 and as further amended by Amendment No. 1 dated July 10, 2002 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") by BrandPartners Group, Inc., a Delaware corporation. All terms not otherwise defined shall have the meanings ascribed to them in the Registration Statement. The Registration Statement relates to the resale by the Selling Securityholders of an aggregate of up to 8,490,683 shares of the Company's common stock, $.01 par value, 3,276,277 Class A Warrants and 1,638,129 Class B Warrants. Of the common stock covered by the Registration Statement, 3,276,277 shares were issued by the Company in connection with the Private Placement (the "Shares"), 4,914,406 shares are issuable upon the exercise of the Class A Warrants, Class B Warrants and certain other warrants issued in connection with the Private Placement (the "Warrant Shares"), and 300,000 shares are issuable upon the exercise of certain options granted to a consultant of the Company (the "Option Shares").



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                  For purposes of this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments, certificates and documents as we have deemed necessary as a basis for the opinions hereafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to the originals of all documents submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinions, we have relied upon certificates and statements of public officials, representatives of the Company, the Selling Securityholders and others.

                  Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that: (i) the Shares, the Class A Warrants and the Class B Warrants have been duly authorized and are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares and the Option Shares have been duly authorized and reserved for issuance and, when issued, delivered and paid for in accordance with the terms of the governing warrants or options, will be validly issued, fully paid and non-assessable.

                  This opinion is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                  The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose except as specifically provided for herein.


                                                    Very truly yours,



                                                    MODLIN HAFTEL & NATHAN LLP